Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use in this Registration Statement on Form S-1 of Parsley Energy, Inc. (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc., to (i) the references to our report of Parsley Energy, LLC’s proved oil and natural gas reserves estimates and future net revenue as of December 31, 2013, and the inclusion of our corresponding report letter, dated March 28, 2013, in the Registration Statement as Exhibit 99.1 and (ii) the references to our audit of the proved oil and natural gas reserves estimates and future net revenue of certain oil and gas properties included in the Pacer Acquisition as of May 1, 2014, and the inclusion of our corresponding audit report letter, dated May 1, 2014, in the Registration Statement as Exhibit 99.2. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

May 5, 2014

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